AGREEMENT

This Agreement (this “Agreement”) is made effective as of March 28, 2012, by and between Fortress International Group, Inc., a Delaware corporation (the “Company”), and Thomas P. Rosato (“Mr. Rosato”).

BACKGROUND

A.	Prior to January 3, 2012, Mr. Rosato was the Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”). Mr. Rosato currently serves as Chairman of the Board, and Mr. Rosato and the Company are parties to that certain letter agreement, dated as of January 3, 2012 (the “Consulting Agreement”), pursuant to which Mr. Rosato agreed to provide consulting services to the Company.

B.	Mr. Rosato desires to resign his position as the Chairman of the Board and a director of the Company, and the Company desires to accept Mr. Rosato’s resignation effective as of the date of this Agreement. Mr. Rosato and the Company also desire to terminate the Consulting Agreement.

C.	In connection with Mr. Rosato’s resignation, Mr. Rosato and the Company desire to enter into this Agreement that will govern the relationship between Mr. Rosato and the Company following the date of this Agreement.

Therefore, in consideration of the promises and mutual agreements contained herein, the parties agree as follows:

1.	Resignation. Mr. Rosato hereby resigns as the Chairman of the Board and a director of the Company effective as of the date of this Agreement, and the Company hereby accepts his resignation.

2.	Termination of Consulting Agreement. The Consulting Agreement is hereby terminated. Notwithstanding the termination of the Consulting Agreement, Section 1 and Sections 5 through 10 of that certain Executive Employment Agreement, dated January 19, 2007, and amended August 26, 2008 (the “Employment Agreement”), between Mr. Rosato and the Company shall survive and continue in full force and effect if Mr. Rosato exercises his right to rescind or revoke this Agreement under Section 23 of this Agreement.

3.	Non-Competition; Non-Solicitation of Customers and Employees.

3.1. Definitions.For purposes of this Agreement, the following terms have the following meanings:

(a)	“Competitive Activity” means the design, development, manufacture, marketing, or sale of any service (including without limitation the services described on Exhibit A to this Agreement, which Mr. Rosato acknowledges accurately describes the scope of the Company’s business) that is in competition or reasonably interchangeable with any service designed, developed, manufactured, marketed, or sold by the Company or any of its Subsidiaries on the date of this Agreement or with respect to which the Company or its Subsidiaries has acquired or developed, prior to the date of this Agreement, Confidential Information that the Company or its Subsidiaries intends to use in the design, development, manufacture, marketing, or sale of a service. It also includes providing management, development, or financial assistance to any business effort that is aimed at offering services competitive or reasonably interchangeable with those provided by the Company (including without limitation the services described on Exhibit A to this Agreement) and preparing to compete with the Company in providing such services, or bidding on opportunities to provide such services.

(b)	“Confidential Information” means any data or information (in whatever form and whether or not recorded in any media) concerning the Company or its Subsidiaries or any aspect of their businesses, including but not limited to trade secrets or other confidential information concerning (i) specifications, capacity, testing, installation, implementation, and customizing techniques and procedures concerning present and future services of the Company or its Subsidiaries, including any proposed strategic plans or strategic processes developed, discussed, considered, or prepared by the Company; (ii) financial matters, including but not limited to earnings, assets, liabilities, prices, costs, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, to any of its Subsidiaries, or to particular services, geographic areas, or time periods; (iii) supply and service matters, including but not limited to information concerning the goods and services utilized by the Company and its Subsidiaries, the names and addresses of suppliers, terms of supplier contracts, or of particular transactions, or information about potential suppliers; (iv) marketing, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or its Subsidiaries, marketing forecasts, results of marketing efforts, or information about impending transactions; (v) personnel, including but not limited to employees’ personnel histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance reviews or other employee information; and (vi) customers, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company or its Subsidiaries, or related information about actual or prospective customers.

(c)	“Person” means any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, or trust.

(d)	“Restricted Period” means the period commencing on the date of this Agreement and ending on June 30, 2013.

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(e)	“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

3.2 Non-Solicitation of Customers. During the Restricted Period, Mr. Rosato shall not directly or indirectly, individually or on behalf of any Person, whether as principal, agent, stockholder, lender, employee, member of the board of directors (or similar governing body), member, partner, consultant, representative or in any other capacity, that engages in a Competitive Activity within the United States, solicit any Person that (a) is a customer or client of the Company or any of its Subsidiaries that Mr. Rosato had dealings with by virtue of his employment with the Company or his service on the Board; (b) has been a customer or client of the Company or any of its Subsidiaries that Mr. Rosato had dealings with by virtue of his employment with the Company or his service on the Board at any time within two (2) years prior to the date of this Agreement; or (c) is a prospective customer or client that Mr. Rosato had been actively soliciting with, or on behalf of, the Company or any of its Subsidiaries at any time within two (2) years prior to the date of this Agreement. During the Restricted Period, Mr. Rosato shall not participate in any attempted diversion of business from the Company through the identification or targeting of any such customers or clients for such a purpose and he shall not contact or communicate with any such customer or client (regardless of who initiates the communication) with the purpose or foreseeable effect of causing or inducing or facilitating diversion of business from the Company to any Person engaged in a Competitive Activity.

3.3 Non-Solicitation of Employees. During the Restricted Period, Mr. Rosato shall not directly or indirectly, individually or on behalf of any other Person, whether as principal, agent, stockholder, lender, employee, member of the board of directors (or similar governing body), member, partner, consultant, representative or in any other capacity (a) recruit, solicit or encourage any individual then employed by the Company or any of its Subsidiaries and with whom Mr. Rosato had work-related dealings by virtue of his employment with the Company or his service on the Board to leave the employ of the Company or any of its Subsidiaries, or (b) hire as a regular employee, consultant, independent contractor or otherwise for any Person any individual employed by the Company at any time as of, and within two (2) years prior to, the date of this Agreement and with whom Mr. Rosato had work-related dealings by virtue of his employment with the Company or his service on the Board. During the Restricted Period, Mr. Rosato shall not otherwise participate in the luring away of any such individual from employment with the Company, including through identifying or targeting any of them for that purpose, and shall not contact any such employee of the Company, or cause any such employee of the Company to be contacted, or communicate with any such employee (regardless of who initiates the communication), with the purpose or foreseeable effect of causing or inducing such employee to leave the employ of the Company. These activities, however, are not prohibited with respect to those employees of the Company involved in secretarial, clerical, property-maintenance, or similar peripheral functions.

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3.4 Non-Competition. During the Restricted Period, Mr. Rosato shall not, without the prior written consent of the Company, for himself or on behalf of any Person, directly or indirectly, whether as principal, agent, stockholder, lender, employee, member of the board of directors (or similar governing body), member, partner, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business that engages in a Competitive Activity within the United States, subject to the limitations to the foregoing described on, and the representations, warranties and covenants contained in, Exhibit B to this Agreement, which is incorporated by reference into this Agreement. Nothing contained in this Section 3.4 shall preclude Mr. Rosato from purchasing or owning stock in any such competitive business if such stock is publicly traded and provided that his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business.

3.5 Confidentiality. Mr. Rosato shall not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit, or divulge, disclose, or communicate in any manner any Confidential Information to any Person without the prior written consent of the Company. Mr. Rosato shall protect the Confidential Information and treat it as strictly confidential. This Section 3.5 shall not apply to information in whatever form that comes into the public domain not resulting from the breach of this Agreement, nor shall it restrict Mr. Rosato from giving notices required by law or complying with an order to provide information or data when such order is issued by a court, administrative agency or other authority with proper jurisdiction, or if it is reasonably necessary for Mr. Rosato to defend himself from any suit or claim. Within two (2) business days of the execution of this Agreement, Mr. Rosato shall promptly return to the Company, and not retain, any Confidential Information in recorded form and shall surrender to the Company any and all electronic information storage devices on which any such Confidential Information resides, which will be purged of such matter.

3.6 Notification Requirement. On a quarterly basis during the Restricted Period, Mr. Rosato shall provide the Company a notice that updates the descriptions of his business relationships with each of the entities described on Exhibit B and any other entity in which Mr. Rosato has a business relationship as a principal, agent, stockholder, lender, employee, member of the board of directors (or similar governing body), member, partner, consultant, or in any other capacity that transacts business with the Company. During the Restricted Period, Mr. Rosato also shall give notice to the Company of each new business activity he plans to undertake at least ten (10) days prior to beginning any such activity Such notices shall state the name and address of the Person for whom such activity is undertaken and the nature of Mr. Rosato’s business relationship and position with such Person. Notwithstanding the foregoing, Mr. Rosato’s obligations under this Section 3.6 shall not apply to the purchase or ownership of stock of any Person is such stock is publicly traded and provided his holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such Person. Mr. Rosato shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Mr. Rosato’s continued compliance with his obligations under this Section 3.

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3.7 Reasonableness of Restrictions. Mr. Rosato has carefully read and considered the provisions of this Section 3, and, having done so, agrees (a) that the restrictions set forth in this Section 3 are reasonable, in terms of scope, duration, geographic area, and otherwise, (b) that the protection afforded to the Company and its Subsidiaries under this Section 3 is necessary to protect their legitimate business interests, and (c) Mr. Rosato will be able to earn a livelihood without violating the restrictions contained in this Section 3. Notwithstanding the foregoing, if any of the provisions of this Section 3 shall be held to be invalid or unenforceable, the remaining provisions of this Section 3 shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Section 3. If any provision of this Section 3 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

4.	Voting Agreement. During the Restricted Period, Mr. Rosato shall vote all of his voting securities of the Company (and its successors) consistent with the recommendations of the Board with respect to all matters. Mr. Rosato shall cast and submit by proxy to the Company his votes in a manner consistent with this Section 4 at least five (5) business days prior to the scheduled date of an Annual or Special Meeting of stockholders of the Company, as applicable.

5.	No Transfers. During the Restricted Period and without the prior written consent of the Company (which the Company may withhold in its sole discretion), Mr. Rosato shall not “Transfer” (as defined below) any shares of common stock of the Company owned by Mr. Rosato as of the date of this Agreement or acquired by Mr. Rosato upon the exercise of the right contained in Section 6.2 of this Agreement (collectively, the “Owned Shares”), the “beneficial ownership” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Owned Shares, or any other interest in the Owned Shares nor enter into any agreement, arrangement or understanding with any Person with respect to any Transfer of the Owned Shares. Any Transfer in violation of this Section 5 shall be void ab initio. Without the prior written consent of the Company (which the Company may withhold in its sole discretion), Mr. Rosato shall not request the Company or its transfer agent to transfer (book-entry or otherwise) any certificate or uncertificated interest representing any of the Owned Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Owned Shares. In the event of a stock split, stock dividend, or distribution, or any change in the common stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. For purposes of this Section 5, “Transfer” means, directly or indirectly, to sell, transfer, assign, encumber, hypothecate, or similarly dispose of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

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6.	No Acquisitions; Preemptive Rights

6.1 No Acquisitions. Other than the Owned Shares, Mr. Rosato shall not purchase, acquire, or beneficially own any additional shares of common stock or other securities of the Company during the Restricted Period, except as set forth in Section 6.2 of this Agreement

6.2 Preemptive Right. During the Restricted Period, Mr. Rosato shall have the right (but not the obligation) to purchase his pro rata share (as defined below) of any New Securities (as defined below) that the Company may from time to time during the Restricted Period propose to sell and issue. A “pro rata share,” for purposes of the right granted under this Section 6.2, is the portion of the New Securities obtained by multiplying the total number of shares of common stock of the Company proposed to be issued or sold as New Securities, or the number of shares of common stock of the Company issuable upon the exercise or conversion of the New Securities proposed to be issued or sold by the Company, multiplied by a fraction, (a) the numerator of which is the number of Owned Shares outstanding on the date of issuance, and (b) the denominator of which is the total number of shares of common stock of the Company outstanding on the date of issuance. The preemptive right granted under this Section 6.2 shall not be assignable.

6.3 New Securities. For purposes of this Section 6, “New Securities” shall mean any shares of common stock of the Company or any other securities of the Company exercisable or convertible into shares of common stock of the Company; provided, however, that New Securities shall not include (a) any shares of common stock of the Company, or any other securities of the Company exercisable or convertible into shares of common stock of the Company (including without limitation any rights, options or warrants to purchase shares of common stock of the Company) issued, granted, or awarded to any employee, other service provider, officer, or director of the Company under any compensation arrangement, including without limitation the Company’s 2006 Omnibus Incentive Compensation Plan or any future equity compensation plan approved by the Board, and (b) any shares of common stock or other securities of the Company issued in connection with a business combination of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of securities, or otherwise.

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6.4 Sale Notice. If the Company proposes to undertake an issuance of New Securities, the Company shall give Mr. Rosato written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the New Securities (a “Sale Notice). Mr. Rosato shall have ten (10) business days from the date of any such Sale Notice to elect to purchase his pro rata share (as defined in Section 6.2 of this Agreement) of such New Securities for the price and upon the terms specified in the Sale Notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased (up to the amount of his pro rata share). Failure by Mr. Rosato to give such notice within such period shall mean that Mr. Rosato has waived his right to purchase any New Securities.

7.	No Disparagement; Public Announcement. Mr. Rosato shall not make any public statement, or engage in any conduct, that is disparaging to the Company, or any of its employees, officers, directors or stockholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company. The Company shall not make any public statement, or engage in any conduct, that is disparaging to Mr. Rosato. Notwithstanding any term to the contrary herein, neither party shall be in breach of this Section 7 for the making of any truthful statements required by law under oath. Neither the Company nor Mr. Rosato shall issue or cause the publication of any press release or other public announcement with respect to the subject matter of this Agreement other than the announcement attached hereto as Exhibit C, except for any release or announcement required by applicable law or the rules or regulations of the Securities and Exchange Commission, in which case the party required to make the release or announcement shall endeavor to provide a meaningful opportunity, on a basis reasonable under the circumstances, to the other party to review and comment upon such press release or other public announcement.

8.	Mutual Release. Except for any claims for indemnification in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, Delaware General Corporate Law, and the Indemnification Agreement by and between the Company, its subsidiaries and affiliates, and Mr. Rosato dated as of the date hereof, and any amendments thereto, Mr. Rosato hereby forever and irrevocably fully waives his right to assert any and all forms of legal claims against the Company and its Subsidiaries, affiliated entities, direct or indirect owners and its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives, fiduciaries, and insurers (collectively, the “Released Parties”), of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date of this Agreement. Except as set forth below, Mr. Rosato’s waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Released Parties, for any alleged action, inaction or circumstance existing or arising through the date of this Agreement. Without limiting the foregoing general waiver and release, Mr. Rosato specifically waives and releases the Released Parties from any Claim arising from or related to Mr. Rosato’s employment relationship with the Released Parties or the termination thereof, including, without limitation:

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*	Claims under any federal, state, or local discrimination, fair employment practices or other employment related statute, regulation, ordinance or other law (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act and any similar Maryland or other state or local statute, ordinance or other law.
*	Claims under any other federal, state, or local employment related statute, regulation, ordinance or other law (as they may have been amended through the date of this Agreement) relating to other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state or local statute, ordinance or other law.
*	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
*	Any right to recover from any complaints, charges or lawsuits filed by any federal or state agency on Mr. Rosato’s behalf.
*	Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this Agreement does not (a) release the Released Parties from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released; (b) prohibit Mr. Rosato from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); (c) prohibit Mr. Rosato from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; (d) prohibit Mr. Rosato from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law; or (e) release any claim under the Age Discrimination in Employment Act that arises after the date of this Agreement.

The Company hereby forever and irrevocably fully waives its right to assert any and all forms of legal claims against Mr. Rosato, of any kind whatsoever, whether known or unknown,arising from the beginning of time through the date of this Agreement. Except as set forth below, the Company’s waiver and release herein is intended to bar any Claims against Mr. Rosato seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive, or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever against Mr. Rosato, for any alleged action, inaction, or circumstance existing or arising through the date of this Agreement. Notwithstanding the foregoing, nothing is this Agreement shall release Mr. Rosato (a) in respect of the Company’s rights under this Agreement, (b) from any claims or damages that arise from actions or omissions after the date of this Agreement, or (c) from any claim that Mr. Rosato breached any duty owed to the Company, its stockholders, or both as a director, executive officer, or both of the Company.

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9.	Injunctive Relief. Mr. Rosato acknowledges that a violation of this Agreement will cause immediate and irreparable harm to the Company, for which injury there is no adequate remedy at law. In the event of the actual or threatened breach of this Agreement by Mr. Rosato, the Company shall be entitled to an immediate injunction by a court of competent jurisdiction preventing and restraining such breach without the necessity of posting a bond.

10.	Extension. If Mr. Rosato is found to have violated any restriction in Section 3 of this Agreement, the time period for such restriction will be extended by one day for each day of failure either to comply with it or to take prompt corrective action to make the Company whole for any breach, up to a maximum extension equal to the original Restricted Period. In the event of such a violation, the Company shall be entitled to the entry of an injunction enforcing the covenant for such an extended period. The Company also shall be entitled to a preliminary injunction, enforcing the covenant for up to such an extended period, if trial on the merits in any pending enforcement litigation has not yet occurred or concluded, if the covenant otherwise will lapse from expiration of the period originally prescribed for its operation, and if the Company satisfies the requirements warranting preliminary relief, except that the threat of irreparable injury will be presumed from the impending lapse of the covenant.

11.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or Federal Express, signature required, addressed to the applicable address set forth on the signature page to this Agreement. Either party may change its address from time to time by providing written notice to the other in the manner set forth above.

12.	Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

13.	Fees. In any action in which a partyenforces any of its obligations or rights under this Agreement, or successfully defends against claims under it, the prevailing party shall be entitled to recover from the other party the costs, including reasonable attorneys’ fees and expert witness fees, incurred by the prevailing party in the action, in addition to any other relief awarded by the Court. If the Company obtains a preliminary injunction and further succeeds on the merits in connection with the enforcement of its rights under this Agreement, it shall be entitled to reimbursement of the cost of any bond to obtain the preliminary injunction.

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14.	Venue, Jurisdiction and Defenses. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that Mr. Rosato initiates against the Company that relates in any way to this Agreement, including without limitation for a declaratory judgment, will be brought by the Mr. Rosato exclusively in the state courts of Maryland. If the Company elects to sue in Maryland for any claim relating in any way to this Agreement, Mr. Rosato shall waive any defense of lack of personal jurisdiction or improper venue. The existence of any asserted claim or cause of action by Mr. Rosato against the Company, or asserted breach of duty to him by the Company, whether or not based on this Agreement, shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 3 or 7 of this Agreement.

15.	Service. In any action brought by the Company arising under or related to this Agreement, Mr. Rosato shall accept service, regardless of his location or the place of suit, if made by any method acceptable under the Federal Rules of Civil Procedure for use in American federal courts and/or under the Maryland Rules for use in Maryland courts.

16.	Non-Indemnification. In any action brought by the Company against Mr. Rosato under this Agreement and in any common law claim against Mr. Rosato for breach of fiduciary duty arising from his alleged activity competitive with or adverse to the Company after the date of this Agreement, Mr. Rosato shall not be entitled to indemnification of any kind by the Company.

17.	WAIVER of Jury Trial. The parties waive trial by jury in any action, proceeding, claim, counterclaim, or crossclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Agreement.

18.	Entire Agreement. Except as set forth in Section 2 of this Agreement, this Agreement contains the entire agreement of the parties with respect to its subject matter and there are no other promises or conditions, whether oral or written, made in connection with it. If Mr. Rosato does not exercise his right to rescind or revoke this Agreement under Section 23 of this Agreement, this Agreement shall supersede Section 1 and Sections 5 through 10 of the Employment Agreement, which will be null and void and of not further force and effect.

19.	Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by the parties.

20.	Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

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21.	Binding Effect; Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including without limitation any Person with which the Company may merge or consolidate. The Company’s Subsidiaries are express third party beneficiaries of this Agreement, including the provisions of Section 3 of this Agreement.

22.	Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

23.	Revocation. Mr. Rosato understands that he has twenty-one (21) days in which to consider and execute this Agreement and seven (7) days following its execution to revoke this Agreement, in which case it will not be effective. To revoke the Agreement, Mr. Rosato understands he must deliver a written revocation to the Company within the seven-day period. Mr. Rosato is advised to consult with an attorney prior to executing this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first written above.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Anthony Angelini
Anthony Angelini
Chief Executive Officer

Address:	7226 Lee DeForest Drive, Suite 209

Columbia, Maryland 21046

/s/ Thomas P. Rosato
Thomas P. Rosato

Address:	1250 West River Road

Shadyside, Maryland 20764

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